UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)
December 10, 2007

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18927	75-2349915
(State or otherjurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
(Address of principal executive offices and zip code)
(817) 265-4113
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 10, 2007, Tandy Brands Accessories, Inc. (the “Company”) announced that M.C. (Craig) Mackey had been appointed as Chief Financial Officer, Treasurer and Assistant Secretary of the Company.
     Prior to joining the Company, Mr. Mackey served as a partner with Tatum Partners from August 2005 to November 2007 and as a Sarbanes-Oxley consultant with PriceWaterHouseCoopers from October 2004 to May 2005. From October 2001 to June 2004, Mr. Mackey was the President and Chief Operating Officer of Park Pharmacy Corporation and, within that time period, also served as interim Chief Financial Officer. Prior to his service with Park Pharmacy, Mr. Mackey served in various capacities from 1992 to 2001 with the Williamson-Dickie Manufacturing Company, including the positions of Vice President, Chief Financial Officer, Secretary and Treasurer and as a member of its board of directors.
     Mr. Mackey earned his BBA in Management from the University of Texas and his MBA from the Cox School of Business at Southern Methodist University. Mr. Mackey is a certified public accountant.
     The Company’s Compensation Committee approved the following compensation arrangements for Mr. Mackey: (1) an annual base salary of $200,000, (2) a target performance bonus equal to 40% of his base salary, to be determined on the same terms as previously disclosed for the Company’s executive officers and (3) a grant of 5,000 shares of restricted stock which vest in three equal annual installments, under the Company’s 2002 Omnibus Plan. Mr. Mackey will also be entitled to participate in the Company’s standard insurance programs and will receive either a car allowance or use of a Company car.
     A copy of the press release announcing Mr. Mackey’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) See Exhibit Index

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.
Date: December 12, 2007	By:	/s/ J.S.B. Jenkins
J.S.B. Jenkins
President and Chief Executive Officer

Exhibit Number	Description

Exhibit 99.1	Press Release, dated December 10, 2007, issued by Tandy Brands Accessories, Inc. announcing the appointment of M.C. Mackey as Chief Financial Officer